Exhibit 99.1

DENBURY RESOURCES INC.

P R E S S   R E L E A S E

Denbury Announces Stockholder Approval of Two-For-One Stock Split

News Release

Released at 7:30 a.m. CDT

DALLAS – October 20, 2005 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that its stockholders have approved an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 100 million shares to 250 million shares and to split the common stock two-for-one. This action was taken at a special meeting of the stockholders held yesterday. Stockholders of record as of the close of business on October 31, 2005 will receive one additional share of Denbury common stock for each share of common stock held at that time, to be distributed on November 7, 2005. The Company will have approximately 115 million shares outstanding after the stock split.

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company.  The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of carbon dioxide used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in onshore Louisiana and the Barnett Shale play near Fort Worth, Texas.  The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.

This press release contains forward looking statements relating to the Company’s anticipated split of its common stock that is subject to uncertainties of external economic factors or changes in the public markets for oil and gas companies that could affect the timing and exact nature of the proposed stock split.

For further information contact:

DENBURY RESOURCES INC.

Gareth Roberts, President and CEO, 972-673-2000

Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000

www.denbury.com